UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2005

SOHU.COM INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30961	98-0204667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Level 12, Vision International Center

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

(011) 8610-6272-6666

(Address, including zip code, of registrant’s principal executive offices and registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 1.02 Entry into a Material Definitive Agreement and Termination of a Material Definitive Agreement.

On November 18, 2004, we announced that Victor Koo, our President and Chief Operating Officer, would resign from the company effective March 31, 2005 to pursue entrepreneurial business opportunities. In connection with the resignation, on February 6, 2005, we entered into a resignation letter agreement with Mr. Koo after our Board of Directors approved the agreement. The agreement, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference, provides for the following:

•	Except for certain specified provisions, Mr. Koo’s January 2003 employment agreement with us will terminate on March 31, 2005;

•	Mr. Koo will serve as a part-time consultant (on strategic and major partnership matters) to us from April 1, 2005 until September 1, 2005 for an aggregate of $68,000 in fees;

•	Mr. Koo agrees not to compete with us or solicit any of our employees until the end of the consulting period. These provisions replace the non-competition and non-solicitation provisions of Mr. Koo’s confidentiality, non-competition and non-solicitation agreement with us, but the remaining provisions of that agreement remain in effect;

•	Mr. Koo’s health benefits and life insurance will be continued through December 31, 2005;

•	Mr. Koo will continue to receive his base annual salary and housing allowance, as provided in his employment agreement, through September 30, 2005;

•	Mr. Koo’s options will continue to vest through September 30, 2005 in accordance with the applicable vesting schedules and his options, to the extent vested, will be exercisable until March 31, 2006; and

•	Mr. Koo will receive a bonus for the period from January 1, 2005 through March 31, 2005, pro-rated for such period, to the extent of any bonus that he would have received for the entire 2005 fiscal year.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

10.1	Resignation letter agreement between Sohu.com Inc. and Victor Koo

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: February 8, 2005	SOHU.COM INC.

	By:	/s/ Carol Yu
Carol Yu
Chief Financial Officer